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                                  Ropes & Gray
                            One International Place
                                Boston, MA 02110
                             Phone: (617) 951-7000
                              Fax: (617) 951-7050


Form of Opinion and Consent of Counsel
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                                                                  Exhibit (i)(3)

                                                  _____  ____, 1999


WM Strategic Asset Management Portfolios, LLC
1201 Third Avenue, 22nd Floor
Seattle, Washington 98101


Ladies and Gentlemen:

         We are furnishing this opinion in connection with the proposed offer and sale by WM Strategic Asset Management Portfolios, LLC, a Massachusetts limited liability company (the "LLC"), of shares of beneficial interest of its Strategic Growth Portfolio series, Conservative Growth Portfolio series, Balanced Portfolio series, Flexible Income Portfolio series, and Income Portfolio series (the "Shares") pursuant to a registration statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended.

         We are familiar with the action taken by the Trustees of the LLC to authorize the issuance of the Shares. We have examined the LLC's By-laws and Limited Liability Company Agreement and such other documents as we deem necessary for the purposes of this opinion.

         We assume that upon sale of the Shares the LLC will receive the net asset value thereof.

         Based upon the foregoing, we are of the opinion that the LLC is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the LLC.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                     Very truly yours,


                                                     Ropes & Gray